EXHIBIT 99.1

Noble Corporation plc 10 Brook Street London W1S IBG England
PRESS RELEASE

NOBLE CORPORATION PLC REPORTS
THIRD QUARTER 2019 RESULTS

HIGHLIGHTS AND RECENT
DEVELOPMENTS:

•	Contract extensions for three jackups improve days under contract in 2020

•	Noble Joe Knight commences operations offshore Middle East

•	Advanced discussions with Shell to receive payout of Noble Bully II contract and

•	acquire Shell’s interest in the Bully joint ventures

•	Gross impairment charge of $596 million taken on Noble Bully II

LONDON, October 30, 2019 - Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended September 30, 2019 (third quarter) of $445 million, or $1.79 per diluted share, on total revenues of $276 million. The results reflect the impact of a non-cash charge totaling $596 million ($331 million, or $1.33 per diluted share, net of noncontrolling interests) relating to the impairment of the drillship Noble Bully II. Excluding the non-cash charge, the Company would have reported a net loss attributable to the Company for the three months ended September 30, 2019 of $114 million, or $0.46 per diluted share.
Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Activity in the offshore drilling market remains encouraging although we experienced the temporary impact of numerous mobilizations across the fleet. These included two drillships and a jackup, while a third drillship was completing preparations for a transfer that is now in progress. These actions were largely responsible for a decline in third quarter of total fleet operating days and revenues when compared to the previous quarter. Two of the drillships, the Noble Sam Croft and the Noble Globetrotter II, have already commenced operations in their new

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regions, while the jackup Noble Houston Colbert and the drillship Noble Don Taylor are expected to recommence operations by early and mid-November, respectively.”
Contract drilling services revenues for the third quarter totaled $259 million compared to $275 million in the second quarter. The six percent decline was due, in part, to lower revenues in the Company’s floating rig fleet, which reflected the absence of revenues received during the second quarter for the utilization of a managed pressure drilling (MPD) system on the Noble Globetrotter II. In addition, total fleet operating days declined in both the floating and jackup fleets, reflecting temporary out-of-service periods on the drillship Noble Don Taylor and the jackups Noble Houston Colbert and Noble Scott Marks. The lower fleet operating days resulted in a decline in third quarter utilization to 76 percent compared to 82 percent in the second quarter.
Contract drilling service costs in the third quarter totaled $176 million compared to $169 million in the second quarter. The four percent rise in costs was associated with the Noble Don Taylor and the Noble Houston Colbert as both units prepared for their next drilling assignments. Also, higher costs were experienced on the jackup Noble Joe Knight as the rig approached commencement of its initial contract offshore Saudi Arabia. These items were partially offset by a reduction in operations support costs.
The Company has been in discussions with Shell with respect to the drilling contract, which runs through April 2022, that Shell has with the Bully II joint venture. The discussions are at an advanced stage and contemplate that Shell would buy out the remaining term of the drilling contract with the joint venture and that Noble would acquire Shell’s interests in the Bully II and the Bully I joint ventures. Following completion of the transaction, which the Company believes is likely, Noble would be free to market the Noble Bully II worldwide.
In connection with the transaction, Noble would receive a lump sum amount for its fifty percent share of the buyout of the Noble Bully II contract. The drilling contract buyout would approximate the margin afforded under the contract, and the lump sum payment would be net of a nominal amount to be paid for the two joint venture interests, with working capital and other customary adjustments for transactions of this nature. We expect to receive the payout in the fourth quarter of 2019. Noble recognized the impairment on the Noble Bully II in the third quarter as a result of the advanced stages of the discussions.

Operating Highlights
Utilization in the third quarter of the Company’s 12 floating rigs was 63 percent compared to 67 percent in the second quarter. Excluding three cold-stacked units, active utilization of the floating rig fleet was 83 percent in the third quarter compared to 89 percent in the second quarter. The decline in utilization was due primarily to fewer operating days on the drillship Noble Don Taylor, which spent the quarter preparing for its relocation to Guyana where the rig is expected to commence a one-year contract by mid-November. Floating fleet revenues declined nine percent in the third quarter when compared to the second quarter. In addition to the out-of-service days on the Noble Don Taylor, the decline was also attributable to lower revenues from the Noble Globetrotter II following the completion of a drilling program during the second quarter in which the rig utilized the Company’s MPD system.
During the third quarter and into October, the Company concluded or commenced the relocation of three ultra-deepwater drillships to regions where opportunities for high-specification units are expected to improve, further maximizing Noble’s excellent regional positioning. Prior to the Noble Don Taylor’s relocation to Guyana, the Noble Sam Croft completed a move to Suriname where a drilling assignment commenced in late September. The program offshore Suriname was recently expanded to three firm wells, extending the rig’s contract into March of 2020. Also, the Noble Globetrotter II was relocated to the U.S. Gulf of Mexico. Following a brief shipyard program, the rig commenced operations in October, joining the Noble Globetrotter I, which relocated to the U.S. Gulf of Mexico during the second quarter.
At September 30, 2019, eight of the Company’s nine active floating units remained under contract, with an estimated 57 percent of the available rig days over the next twelve months committed to contracts, compared to 49 percent at the beginning of 2019.
Utilization in the third quarter of the Company’s 13-rig jackup fleet was 89 percent compared to 98 percent in the second quarter and reflected a six percent decline in operating days. The decline was due principally to relocation of the Noble Houston Colbert to the UK North Sea following the completion of a drilling program offshore Qatar, and to a regulatory inspection of the Noble Scott Marks. These out- of-service events were partially offset by a full quarter of operations on the Noble Johnny Whitstine. The Noble Houston Colbert is expected to commence an estimated 150-day contract in the UK North Sea by early November 2019. The Noble Scott Marks completed its regulatory program and recommenced operations in late September offshore Saudi Arabia.
Several of the Company’s jackups have recently been awarded contract extensions that provide further contract coverage in 2020. These include contract extensions for the Noble Tom

Prosser offshore Australia, the Noble Mick O’Brien offshore Qatar, and the Noble Hans Deul offshore the UK North Sea. Finally, the Noble Joe Knight completed a mobilization to the Middle East and commenced a three-year contract in late October offshore Saudi Arabia.
At September 30, 2019, all of the Company’s 13 jackup rigs remained under contract, with an estimated 69 percent of the available jackup fleet rig days over the next twelve months committed to contracts.

Backlog, Capital and Balance Sheet
At September 30, 2019, the Company’s revenue backlog totaled approximately $2.0 billion, of which an estimated $303 million is related to the contract with the Bully II joint venture for the Noble Bully II.
Capital expenditures for the three months ended September 30, 2019 reached $57 million, with expenditures of $204 million through the nine months ended September 30, 2019, excluding the $54 million seller-financed portion of the Noble Joe Knight purchase price. The September 2019 year-to-date total was comprised of $56 million of sustaining capital, $139 million of major projects, rig reactivations and subsea spares, and $9 million of capitalized interest. The Company’s projection for total capital expenditures in 2019, excluding the purchase of the Noble Joe Knight, remains an estimated $250 million. The Company currently expects capital expenditures in 2020 to be approximately $150 million.
The Company reported cash and cash equivalents at September 30, 2019 of $136 million and availability under its recently amended 2017 Credit Facility of $1.1 billion, or total liquidity of approximately $1.2 billion.

Outlook
Emphasizing the importance and success of Noble’s marketing initiatives, Ms. Robertson noted, “Our continuing focus on excellent fleet positioning, together with exemplary operations, have created opportunities to establish or expand our presence in regions with increasingly attractive deep and shallow water drilling programs. Following the relocation of the Noble Don Taylor, we will have four drillships in the Guyana-Suriname basin, where customer interest continues to build as significant resource potential is confirmed. Also, the recent contract awards and extensions for several of our jackups demonstrate the attractiveness of the regions we currently serve. As we observe increased project sanctioning across our industry, I believe Noble’s active fleet has superb positioning as we enter 2020. In addition, the Company’s liquidity position remains solid as we move into an improving operating market.”
A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for revenues, net loss, income tax and diluted earnings per share for the third quarter 2019, and the third quarter of 2018.

About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra- deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement
Statements regarding contract backlog, costs, revenue, rig demand, the discussions with Shell relating to the Noble Bully II, fleet condition, operational or financial performance, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, debt levels, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call
Noble also has scheduled a conference call and webcast related to its third quarter 2019 results on Thursday, October 31, 2019, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 6469144, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, October 31, 2019, beginning at 11:00 a.m. U.S. Central Daylight Time, through Sunday, December 1, 2019, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1- 800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 6469144. The replay will also be available on the Company’s Website following the end of the live call.

NC-891 10/30/2019
For additional information, contact: Jeffrey L. Chastain,
Vice President - Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues
Contract drilling services	$259,428	$267,238	$804,746	$744,033
Reimbursables and other	16,098	12,170	46,604	28,901
	275,526	279,408	851,350	772,934
Operating costs and expenses
Contract drilling services	175,929	162,985	516,522	451,271
Reimbursables	13,779	9,676	38,555	22,323
Depreciation and amortization	112,755	113,868	333,481	372,304
General and administrative	17,565	14,722	149,816	58,522
Loss on impairment	595,510	—	595,510	792,843
	915,538	301,251	1,633,884	1,697,263
Operating loss	(640,012)	(21,843)	(782,534)	(924,329)
Other income (expense)
Interest expense, net of amounts capitalized	(68,991)	(73,725)	(208,211)	(223,870)
Gain (loss) on extinguishment of debt, net	(650)	109	30,616	(8,659)
Interest income and other, net	(144)	2,610	4,222	6,814
Loss from continuing operations before income taxes	(709,797)	(92,849)	(955,907)	(1,150,044)
Income tax benefit	2,845	14,491	37,162	50,334
Net loss from continuing operations	(706,952)	(78,358)	(918,745)	(1,099,710)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss	(706,952)	(78,358)	(922,566)	(1,099,710)
Net (income) loss attributable to noncontrolling interests	262,081	(3,233)	254,846	247,722
Net loss attributable to Noble Corporation plc	$(444,871)	$(81,591)	$(667,720)	$(851,988)
Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(444,871)	$(81,591)	$(663,899)	$(851,988)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss attributable to Noble Corporation plc	$(444,871)	$(81,591)	$(667,720)	$(851,988)
Per share data
Basic:
Loss from continuing operations	$(1.79)	$(0.33)	$(2.66)	$(3.46)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(1.79)	$(0.33)	$(2.68)	$(3.46)
Diluted:
Loss from continuing operations	$(1.79)	$(0.33)	$(2.66)	$(3.46)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(1.79)	$(0.33)	$(2.68)	$(3.46)

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$135,993	$375,232
Accounts receivable, net	206,235	200,722
Prepaid expenses and other current assets	103,051	83,102
Total current assets	445,279	659,056
Property and equipment, at cost	10,346,771	10,956,412
Accumulated depreciation	(2,537,648)	(2,475,694)
Property and equipment, net	7,809,123	8,480,718
Other assets	141,113	125,149
Total assets	$8,395,515	$9,264,923
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$362,493	$—
Accounts payable	108,789	125,557
Accrued payroll and related costs	50,298	50,284
Other current liabilities	249,162	189,616
Total current liabilities	770,742	365,457
Long-term debt	3,577,863	3,877,402
Other liabilities	331,696	367,490
Total liabilities	4,680,301	4,610,349
Commitments and contingencies
Equity
Total shareholders' equity	3,593,766	$4,253,171
Noncontrolling interests	121,448	401,403
Total equity	3,715,214	4,654,574
Total liabilities and equity	$8,395,515	$9,264,923

NOBLE CORPORATION PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(922,566)	$(1,099,710)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	333,481	372,304
Loss on impairment	595,510	792,843
(Gain) loss on extinguishment of debt, net	(30,616)	8,659
Changes in components of working capital:
Change in taxes receivable	(12,379)	40,859
Net changes in other operating assets and liabilities	5,096	(71,639)
Net cash provided by (used in) operating activities	(31,474)	43,316
Cash flows from investing activities
Capital expenditures	(222,587)	(149,329)
Proceeds from disposal of assets, net	9,430	4,135
Net cash used in investing activities	(213,157)	(145,194)
Cash flows from financing activities
Issuance of senior notes	—	750,000
Borrowings on credit facilities	455,000	—
Repayments of credit facilities	(20,000)	—
Repayments of debt	(400,000)	(952,477)
Debt issuance costs	(1,092)	(15,327)
Dividends paid to noncontrolling interests	(25,109)	(12,694)
Taxes withheld on employee stock transactions	(2,779)	(3,458)
Net cash used in financing activities	6,020	(233,956)
Net decrease in cash, cash equivalents and restricted cash	(238,611)	(335,834)
Cash, cash equivalents and restricted cash, beginning of period	375,907	662,829
Cash, cash equivalents and restricted cash, end of period	$137,296	$326,995

NOBLE CORPORATION PLC AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except operating statistics)
(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2019			2018			2019
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$259,428	$—	$259,428	$267,238	$—	$267,238	$274,817	$—	$274,817
Reimbursables and other	16,098	—	16,098	12,170	—	12,170	18,119	—	18,119
	$275,526	$—	$275,526	$279,408	$—	$279,408	$292,936	$—	$292,936
Operating costs and expenses
Contract drilling services	$175,929	$—	$175,929	$162,985	$—	$162,985	$168,865	$—	$168,865
Reimbursables	13,779	—	13,779	9,676	—	9,676	15,381	—	15,381
Depreciation and amortization	109,616	3,139	112,755	109,492	4,376	113,868	107,802	3,346	111,148
General and administrative	17,565	—	17,565	14,722	—	14,722	116,252	—	116,252
Loss on impairment	595,510	—	595,510	—	—	—	—	—	—
	$912,399	$3,139	$915,538	$296,875	$4,376	$301,251	$408,300	$3,346	$411,646
Operating loss	$(636,873)	$(3,139)	$(640,012)	$(17,467)	$(4,376)	$(21,843)	$(115,364)	$(3,346)	$(118,710)

Operating statistics
Jackups:
Average Rig Utilization	89%	93%	98%
Operating Days	985	1,028	1,050
Average Dayrate	$130,339	$122,350	$124,572
Floaters:
Average Rig Utilization	63%	45%	67%
Operating Days	691	502	728
Average Dayrate	$189,773	$281,796	$197,911
Total:
Average Rig Utilization	76%	69%	82%
Operating Days	1,676	1,530	1,778
Average Dayrate	$154,827	$174,665	$154,609

NOBLE CORPORATION PLC AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Numerator:
Basic
Net loss from continuing operations	$(444,871)	$(81,591)	$(663,899)	$(851,988)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss attributable to Noble Corporation plc	$(444,871)	$(81,591)	$(667,720)	$(851,988)
Diluted
Net loss from continuing operations	$(444,871)	$(81,591)	$(663,899)	$(851,988)
Net loss from discontinued operations, net of tax	—	—	(3,821)	—
Net loss attributable to Noble Corporation plc	$(444,871)	$(81,591)	$(667,720)	$(851,988)
Denominator:
Weighted average shares outstanding - basic	249,181	246,780	248,865	246,553
Weighted average shares outstanding - diluted	249,181	246,780	248,865	246,553

Loss per share
Basic:
Loss from continuing operations	$(1.79)	$(0.33)	$(2.66)	$(3.46)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(1.79)	$(0.33)	$(2.68)	$(3.46)
Diluted:
Loss from continuing operations	$(1.79)	$(0.33)	$(2.66)	$(3.46)
Loss from discontinued operations	—	—	(0.02)	—
Net loss attributable to Noble Corporation plc	$(1.79)	$(0.33)	$(2.68)	$(3.46)

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on October 30, 2019, and discussed in the related conference call on October 31, 2019, are appropriate measures of the continuing and normal operations of the Company:
                         (i)          In the third quarter of 2019, an impairment on one of our rigs and a loss on debt extinguishment; and
                        (ii)          In the third quarter of 2018, a discrete tax benefit.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended September 30,
	2019	2018
Income tax benefit (provision)	$2,845	$14,491

Adjustments
Discrete tax items	—	(24,924)
Total Adjustments	—	(24,924)
Adjusted income tax benefit (provision)	$2,845	$(10,433)

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended September 30,
	2019	2018
Net loss attributable to Noble Corporation plc	$(444,871)	$(81,591)

Adjustments
Loss on impairment, net of tax	595,510	—
Net loss attributable to noncontrolling interests	(264,988)	—
Discrete tax items	—	(24,924)
Loss on debt extinguishment	650	—
Total Adjustments	331,172	(24,924)
Adjusted net loss attributable to Noble Corporation plc	$(113,699)	$(106,515)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended September 30,
	2019	2018
Unadjusted diluted EPS attributable to Noble Corporation plc	$(1.79)	$(0.33)

Adjustments
Loss on impairment	1.33	—
Discrete tax items	—	(0.10)
Total Adjustments	1.33	(0.1)
Adjusted diluted EPS attributable to Noble Corporation plc	$(0.46)	$(0.43)